UMH PROPERTIES, INC.

Juniper Business Plaza

3499 Route 9 North, Suite 3-C

Freehold, NJ 07728

(732) 577-9997

Fax: (732) 577-9980

FOR IMMEDIATE RELEASE	June 1, 2016

	Contact:	Nelli Madden
732-577-9997

UMH PROPERTIES, INC. TO PRESENT

AT NAREIT REITWEEK 2016

FREEHOLD, NJ, June 1, 2016……UMH Properties, Inc. (NYSE:UMH) will present at REITWeek 2016: NAREIT’s Investor Forum, to be held in New York City, at the Waldorf Astoria New York, on Tuesday, June 7, 2016, at 11:45AM ET.

The presentation will be available live via webcast and accessible at the Company’s website, www.umh.reit, with a link on the homepage. The webcast replay will be available for 90 days after the presentation. Opening Remarks of the Chairman of the Board of Directors is presented hereunder. Additional presentation materials will be available at the Company’s website homepage.

Opening Remarks of the Chairman of the Board of Directors of UMH Properties, Inc. to be given June 7, 2016 at NAREIT REITWeek.

Each new year brings different opportunities, challenges, and important changes from the prior year. UMH becomes larger, stronger and more valuable. The concepts we have pursued in previous years have now become proven concepts. The advent of Freddie Mac mortgages providing on our communities has enhanced our business plan. UMH can purchase communities below replacement cost, make capital improvements and install new residential units to increase income and property values. Then, we can refinance, recouping all of our costs and creating a positive cash flow from our properties. We believe affordable housing will be in short supply and that when demand exceeds supply, property values rise to approximate replacement cost. In a quality manufactured home community, that would be over $60,000 a site. Our goal is to grow UMH to over $1 billion in assets.

A NYSE Company: Symbol - UMH

since 1968

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REITs investing in REITs is our unique concept. NAREIT has demonstrated that REITs perform over time equally as well as direct property ownership. The top REIT experts recognize that at times REITs sell at discounts to direct property ownership and then present an excellent investment opportunity. UMH believes that now is one of the times when in some cases, real estate on Wall Street is trading at a substantial discount to real estate on Main Street. Cap rates of manufactured housing communities have trended downward with the rest of the commercial real estate market causing several REITs to trade at substantial discounts to NAV.

UMH, in our view, sells at such a discount based on both current values and future prospects. UMH benefits from REITs investing in REITs through increased liquidity and earnings power. Unusually attractive security investment results can allow UMH to bridge the time and value gap now present. We have positioned UMH to record excellent results given modestly favorable stock market conditions.

A rising price for UMH shares reduces UMH’s cost of capital. Equity leverage is when we can sell our shares at higher and higher prices and earn growing returns per share on the invested capital.

UMH experienced a period decades ago when its shares went from $2.00 per share to $17.00 per share, and its dividend grew from $0.10 to $1.00 per share annually. Management believes we are approaching another favorable period. Housing is going from surplus to shortage. Home prices and apartment rents are rising. As this continues, the demand for our product continues to increase. The manufactured home industry has been the last industry to recover from the recession, but recovery may now be starting. The Government, at the Government Sponsored Entities level, has recognized that it can and should institute new programs to make housing affordable. The ability of UMH to borrow on favorable terms on communities with rental units enables UMH to grow rapidly.

The “relative value” of manufactured housing as compared to other forms of housing (apartment and conventional homes) is improving each year. In three years, home prices and apartment units are up over 15%. As a result, our industry may see a resurgence in manufactured home sales and rental demand as they become more advantageous price wise.

UMH now owns 98 communities containing 17,800 homesites with Gross Assets of approximately $720 million. There are advantages of scale, and UMH would like to reach over 20,000 homesites and $1 billion in Gross Assets. UMH has 27,000,000 shares outstanding with an equity market capitalization of $270 million. UMH plans to bring this to 30,000,000 shares and a market cap projected of $360 million. Qualifying for the MSCI REIT Index is an important goal for UMH and we are getting close to achieving this milestone as well.

A NYSE Company: Symbol - UMH

since 1968

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My congratulations to our President and Chief Executive Officer Samuel Landy, Chief Financial Officer Anna Chew, General Counsel, Staff and Board of Directors for executing so well on our business plan. We look forward to further advances for our REIT and our shareholders. In particular I look forward to my 50th anniversary as Chairman of the Board in 2018.

Certain statements included in this press release which are not historical facts may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements are based on the Company’s current expectations and involve various risks and uncertainties. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can provide no assurance those expectations will be achieved. The risks and uncertainties that could cause actual results or events to differ materially from expectations are contained in the Company’s annual report on Form 10-K and described from time to time in the Company’s other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates ninety-eight manufactured home communities containing approximately 17,800 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana and Michigan. In addition, the Company owns a portfolio of REIT securities.

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A NYSE Company: Symbol - UMH

since 1968

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